Exhibit 99.1

EXECUTION VERSION

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”), dated this 9th day of February, 2018 (the “Effective Date”), is by and among Digirad Corporation (“Digirad”) and East Hill Management Company, LLC (“East Hill” and together with Digirad, the “CAS Group”), Aviragen Therapeutics, Inc. (“Aviragen”) and Vaxart, Inc. (“Vaxart”).

WHEREAS, Aviragen, Vaxart and Agora Merger Sub, Inc. are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017, as amended on February 7, 2018 by Amendment No. 1 (as amended, the “Merger Agreement”);

WHEREAS, in connection with the Merger Agreement, Aviragen has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement/prospectus/information statement (the “Proxy/Prospectus”) that was included in the Registration Statement on Form S-4, File No. 333-222009 (the “Registration Statement”), which was mailed by Aviragen to its stockholders on or about January 5, 2018;

WHEREAS, the Proxy/Prospectus is for use in connection with Aviragen’s special meeting of stockholders, originally scheduled for February 6, 2018 and adjourned to February 9, 2018 and is anticipated to be adjourned to February 13, 2018 (such meeting, as the same may be adjourned, postponed, recessed or otherwise delayed, the “Special Meeting”), which is being held for Aviragen’s stockholders to vote on, among other things: (i) the issuance of shares of Parent Common Stock to the stockholders of Vaxart pursuant to the terms of the Merger Agreement and (ii) the Reverse Split (clauses (i) and (ii) being collectively referred to as the “Stockholder Proposals”).

WHEREAS, the CAS Group has filed with the SEC definitive proxy materials for use in connection with the Special Meeting opposing the Stockholder Proposals and has solicited proxies from the stockholders of Aviragen to vote against the Stockholder Proposals and against the executive merger compensation proposal and the adjournment proposal, in each case, set forth in the Proxy/Prospectus (the “CAS Proxy Contest”);

WHEREAS, Digirad filed a verified complaint against Aviragen in the Court of Chancery of the State of Delaware (the “Court”) under 8 Del. C. § 211 seeking, inter alia, to compel Aviragen to hold an annual meeting of its stockholders for the purpose of electing directors (the “Digirad Action”);

WHEREAS, Digirad made a demand for certain stocklist materials and books and records of Aviragen under 8 Del. C. § 220 (the “Digirad Demand”);

WHEREAS, Aviragen, Vaxart and the CAS Group have determined that the interests of Aviragen, its stockholders and the combined company after the closing of the Merger would be best served at this time by, among other things, amicably resolving the CAS Proxy Contest and the Digirad Action, without any admission of liability by any party or by any officer or director of Aviragen, Vaxart or the CAS Group, on the terms and conditions set forth in this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants hereinafter set forth, the parties, intending to be legally bound hereby, agree as follows:

Section 1. Withdrawal of CAS Proxy Contest; Voting of Aviragen Shares.

(a) At the Special Meeting, each member of the CAS Group will (i) cause to be present all shares of Parent Common Stock that the CAS Group or any of their respective controlled Affiliates have the right to vote (or direct the voting of) as of the record date for such meeting, and (ii) vote or cause to be voted all such shares of Parent Common Stock in favor of each of the Stockholder Proposals and otherwise in accordance with the recommendation of the board of directors of Aviragen (the “Board”) on each other proposal set forth in the Proxy/Prospectus. Notwithstanding the foregoing, the parties hereto acknowledge that all proxy cards received by the CAS Group from any person or entity who is not a CAS Group Member (as defined below) in connection with the CAS Proxy Contest shall be voted by the CAS Group as instructed on such proxy cards.

(b) The CAS Group shall immediately publicly announce this Agreement and its agreement to vote in favor of the Stockholder Proposals and in accordance with the recommendation of the Board on each other proposal set forth in the Proxy/Prospectus as set forth in Section 1(a) above in the CAS Press Release (as defined below) in accordance with Section 9. The CAS Group further agrees that it shall not encourage or solicit Aviragen shareholders to vote in opposition to the Stockholder Proposals.

Section 2. Dismissal of the Digirad Action; Annual Meeting; Standstill.

(a) Digirad agrees not to assert any claim or demand for fees or costs in the Digirad Action, except as permitted pursuant to Section 3 below.

(b) Digirad hereby withdraws with prejudice the Digirad Demand.

(c) The CAS Group hereby irrevocably withdraws the notice (the “Notice”) submitted to Aviragen on January 11, 2018 in which it nominated Philip R. Broenniman, James C. Elbaor, Paul J. Evans, Ezra M. Gardner, Gus D. Halas, Brian J. Harper, Lee D. Keddie, Jeffry R. Keyes, Shawn W. Kravetz, Benjamin E. Large and Chad M. Nelson as nominees for election at the annual meeting of Aviragen stockholders originally scheduled to be held on April 11, 2018 (such meeting, as the same may be adjourned, postponed, recessed or otherwise delayed, the “Annual Meeting”), and further covenants and agrees not to nominate, permit any other party to nominate or otherwise encourage or facilitate the nomination of, any such person at the Annual Meeting.

(d) To the extent Aviragen seeks relief from the order of the Court to modify or rescind such order or to obtain any other relief with respect to the Annual Meeting, Digirad and the rest of the CAS Group hereby agree that they will consent to and not oppose such relief and will not encourage any other person to do so.

(e) At the Annual Meeting, each member of the CAS Group will (i) cause to be present all shares of Parent Common Stock that the CAS Group or any of their respective controlled Affiliates have the right to vote as of the record date for such meeting, and (ii) vote or cause to be voted all such shares of Parent Common Stock in favor of the directors nominated for election by the Board.

(f) For the period commencing on the Effective Date and ending on the first anniversary of the Effective Date, each member of the CAS Group will not, and will cause each of its controlled Affiliates not to, and will not permit any of its controlling Affiliates to, do any of the following, directly or indirectly (including by providing encouragement or support to any other party), in any manner, alone or in concert with others, without the prior written consent of the Board:

(i) acquire or seek to acquire any shares of Parent Common Stock or Company Capital Stock or any other securities of Aviragen or Vaxart, or any interest in any of the foregoing;

(ii) solicit proxies (or written consents), become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act or join in or participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) soliciting proxies (or written consents) in each case in opposition to the recommendation or proposal of the Board (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign);

(iii) nominate persons for election to, or seek to remove any person from, the Board, seek to name any officers of Aviragen or Vaxart, or propose any other business at any annual or special meeting of stockholders of Aviragen or Vaxart, or solicit written consents from stockholders of Aviragen or Vaxart to take any action;

(iv) seek to initiate or join in, directly or indirectly, any merger, consolidation, recapitalization, liquidation or other business combination or extraordinary transaction (including, without limitation, any sale, lease, exchange or exclusive license) involving Aviragen, Vaxart or their respective assets;

(v) commence, encourage or support any derivative action in the name of Aviragen or Vaxart or any other action, suit or proceeding against Aviragen or Vaxart; or

(vi) knowingly take any action to (A) advise, assist, encourage or finance any person in connection with any of the foregoing, (B) publicly suggest or announce a desire to engage in a transaction that would result in any of the foregoing, or (C) seek to waive, modify or amend, or challenge or dispute the validity or enforceability of, any provision of this Section 2(f).

Section 3. Expense Reimbursement. Within five (5) Business Days of receipt by Aviragen of reasonably satisfactory documentation thereof, pursuant to wire instructions provided to Aviragen with such documentation, Aviragen shall reimburse the CAS Group for their actual reasonable out-of-pocket expenses incurred (including those of its service providers) in connection with, and related to, the CAS Proxy Contest (including SEC filings and communications with stockholders prior thereto), the Notice, the Digirad Action, the Digirad Demand and the negotiation and consummation of this Agreement in an aggregate amount not to exceed $200,000. Except as otherwise provided in this Agreement, all attorneys’ fees, costs and expenses incurred by any party hereto shall be borne by such party.

Section 4. CAS Group Release. Except for the obligations assumed by the other parties hereto pursuant to this Agreement, each member of the CAS Group, for itself and for its respective controlled Affiliates, successors and assigns (collectively, the “CAS Releasors”), hereby fully, forever, irrevocably and unconditionally remises and releases each of Aviragen and Vaxart, any of their respective Affiliates, any predecessors, successors and assigns of any of the foregoing and the current and past officers and directors, agents, employees and representatives of any of the foregoing (all of the foregoing being collectively referred to as the “Company Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the Company Released Parties, whether now known or Unknown Claims, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all claims, counts and causes of action contained in the complaint filed in connection with the Digirad Action; (ii) any and all claims relating to the Digirad Demand; (iii) any and all filings made by the Company Released Parties with the SEC; (iv) any and all proxy solicitations or communications made by the Company Released Parties; (v) any and all press releases, website releases, public statements or letters to shareholders made by the Company Released Parties; (vi) the scheduling of the Company’s Annual Meeting; and (vii) any other action taken or not taken by the Company Released Parties occurring from the beginning of time to the present (collectively, the “CAS Released Claims”).

Section 5. Aviragen and Vaxart Release. Except for the obligations assumed by the CAS Group pursuant to this Agreement, each of Aviragen and Vaxart, for itself and for its respective controlled Affiliates, successors and assigns (collectively, the “Aviragen Releasors”) hereby fully, forever, irrevocably and unconditionally remises and releases each member of the CAS Group and each such member’s respective agents, representatives, successors and assigns (all of the foregoing being collectively referred to as the “CAS Released Parties”) of and from any and all claims, complaints, causes of action, suits, damages, costs, attorneys’ fees, charges, liabilities and obligations of any kind, nature or description whatsoever, which any of them ever had, now have or hereafter can, shall or may have, against the CAS Released Parties, whether now known or Unknown Claims, in law or in equity, in contract or in tort, pursuant to statute or otherwise, and whether asserted or unasserted and liquidated or unliquidated, arising out of, based upon or related to: (i) any and all filings made by the CAS Group with the SEC pertaining to Aviragen and/or Vaxart; (ii) any and all proxy solicitations or communications made by the CAS Group pertaining to Aviragen and/or Vaxart; and (iii) any and all press releases, website releases, public statements or letters to stockholders made by the CAS Released Parties pertaining to Aviragen and/or Vaxart (collectively, the “Aviragen Released Claims”).

Section 6. Unknown Claims. “Unknown Claims” means (i) any CAS Released Claims that have accrued at the time of the signing of this Agreement and that any CAS Releasor does not know or suspect to exist in its favor at the time of the release of such claims; and (ii) any Aviragen Released Claims that have accrued at the time of the signing of this Agreement and that any Aviragen Releasor does not know or suspect to exist in its favor at the time of the release of such claims, which if known by the releasing party, might have affected its decision(s) with respect to the Settlement. With respect to any and all CAS Released Claims and Aviragen Released Claims (collectively, the “Released Claims”), each of the parties acknowledges and agrees that it waives, relinquishes, surrenders, releases, and otherwise gives up any rights conferred by any law of any state or territory of the United States, or principle of common law or foreign law, which is similar, comparable, or equivalent to Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Each of the parties acknowledges that it may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is the intention of each party to completely, fully, finally, and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. Each party acknowledges that the release of Unknown Claims was separately bargained for and was a material element of this Agreement and was relied on by the parties in entering into the Agreement.

Section 7. Representations, Warranties and Covenants.

(a) Each member of the CAS Group represents and warrants, each as to itself, as follows:

(i) Each member of the CAS Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by each member of the CAS Group, constitutes a valid and binding obligation and agreement of each such member and is enforceable against each such member in accordance with its terms.

(iii) Each member of the CAS Group’s execution of this Agreement and the performance by each member of the CAS Group’s obligations hereunder does not and will not violate any law, any order of any court or other agency of government.

(iv) The CAS Group is comprised solely of such persons set forth in the Schedule 13D (collectively, the “CAS Group Members”), filed by the CAS Group with the SEC on December 29, 2017 (as amended, the “CAS Schedule 13D”).

(b) Each of Aviragen and Vaxart represents and warrants, each as to itself, as follows:

(i) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(ii) This Agreement has been duly and validly authorized, executed and delivered by it, constitutes its valid and binding obligation and agreement and is enforceable against it in accordance with its terms.

(iii) Its execution of this Agreement and its performance of its obligations hereunder does not and will not violate any law, any order of any court or other agency of government.

Section 8. Specific Performance; Forum.

(a) Each party hereto acknowledges and agrees that irreparable injury to the other parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages. It is accordingly agreed that each party hereto shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other parties hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and each party further agrees to waive any requirement for the security or posting of any bond in connection with such remedy.

(b) Each party hereto agrees that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in the Court (subject to the proviso that follows, the “Chosen Courts”); provided that in the event the Court does not have, or refuses to exercise, jurisdiction, then any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any federal or state court in New Castle County, Delaware (and the parties agree not to commence any action, suit or proceeding relating thereto except in the Chosen Courts).  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum. EACH PARTY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

Section 9. Press Release and Other Public Disclosures. Immediately following the execution and delivery of this Agreement: (i) Vaxart shall issue a press release, in the form attached hereto as Exhibit A (the “Press Release”), (ii) Aviragen shall file a Current Report on Form 8-K (the “Form 8-K”) with the SEC disclosing and attaching as exhibits this Agreement and a press release in the form attached hereto as Exhibit B and (iii) the CAS Group shall issue a press release, in the form attached hereto as Exhibit C (the “CAS Press Release”). In addition, the CAS Group shall file an amendment to the CAS Schedule 13D disclosing and attaching as exhibits this Agreement and the CAS Press Release. Except for any disclosure that Aviragen or the CAS Group reasonably determines should be, or that is requested or required to be included by the SEC or any other Governmental Body, in any post-effective amendment to the Registration Statement, any prospectus supplement or other update to the Proxy/Prospectus or any other public filing that Aviragen, the CAS Group or any of their Affiliates is required to make with the SEC or any other Governmental Body, or as otherwise required by applicable law or pursuant to the rules of any stock exchange, none of the parties hereto will, directly or indirectly, make any public statements or issue any press release concerning or relating to this Agreement, the CAS Proxy Contest, the Digirad Demand or the Digirad Action other than the statements in the Press Release, the Form 8-K, the CAS Press Release and the CAS Schedule 13D Amendment without the prior written approval of the other parties hereto.

Section 10. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 11. Successors and Assigns. All the terms and provisions of this Agreement shall inure to the benefit of, and shall be enforceable by and binding upon, the heirs, personal representatives, successors and assigns of each of the parties hereto. No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the prior written approval of the other parties.

Section 12. Entire Agreement; Amendments; Interpretation and Construction. This Agreement, including the Exhibits hereto, contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or other undertakings other than those expressly set forth in this Agreement. This Agreement may be amended only by a written instrument duly executed by each of the parties hereto or their successors or permitted assigns. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 13. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 14. Notices. All notices, demands and other communications to be given or delivered under, or by reason of, the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending (on the date sent if a Business Day, or if not sent on a Business Day, the first Business Day thereafter) if sent by facsimile, with electronic confirmation thereof, provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing and facsimile addresses set forth below, (c) one (1) day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

if to Aviragen:

Aviragen Therapeutics, Inc.
2500 Northwinds Parkway
Suite 100
Alpharetta, GA 30009
Attention: Joseph Patti, Ph.D.
Facsimile: (678) 221-3344
Email: jpatti@aviragentherapeutics.com

with a copy to (which shall not constitute notice):

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attention: David S. Rosenthal, Esq.
Facsimile: (212) 698-3599
Email: david.rosenthal@dechert.com

if to Vaxart:

Vaxart, Inc.
395 Oyster Point Boulevard
South San Francisco, CA 94080
Attention: Wouter Latour
Facsimile: (650) 550-3500
Email: wlatour@vaxart.com

with a copy to (which shall not constitute notice):

Cooley LLP
3175 Hanover Street
Palo Alto, CA 94304
Attention: Craig Menden and John McKenna
Facsimile: 650-849-7400
Email: cmenden@cooley.com; jmckenna@cooley.com

if to the CAS Group:

Digirad Corporation

1048 Industrial Court

Suwanee, GA 30024

Attention: Jeffry R. Keyes

Facsimile: (858) 726-1546

Email: jeffry.keyes@digirad.com

East Hill Management Company, LLC

70 Main Street

Suite 300

Petersborough, NH 03458

Attention: Thomas M. Clay

Facsimile: (603) 371-9034

Email: thomas.clay@easthillmgt.com

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Adam W. Finerman, Esq. and Timothy D. Knox, Esq.

Facsimile: (212) 451-2222

Email: afinerman@olshanlaw.com, tknox@olshanlaw.com

in each case, or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth in this section.

Section 15. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

Section 16. Counterparts. This Agreement may be executed in counterparts and by facsimile or e-mail in portable document format (.pdf), each of which shall be an original, but all of which together shall constitute one and the same Agreement.

Section 17. Severability. If any provision or clause of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, such provision or clause shall be deemed amended to conform to applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties, such provision shall be stricken, and the remaining provisions hereof will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 18. No Third Party Beneficiaries. Except for the rights of the Company Released Parties and the CAS Released Parties expressly granted hereunder, this Agreement is solely for the benefit of the parties hereto and is not enforceable by any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

AVIRAGEN THERAPEUTICS, INC.

By:	/s/ Joseph M. Patti
	Name:	Joseph M. Patti
	Title:	President and Chief Executive Officer

VAXART, INC.

By:	/s/ Wouter Latour
	Name:	Wouter Latour
	Title:	CEO

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

EAST HILL MANAGEMENT COMPANY, LLC

By:	/s/ Thomas M. Clay
	Name:	Thomas M. Clay
	Title:	Manager

Signature Page to Settlement Agreement

Exhibit A

Press Release

(See attached.)

Vaxart Provides Merger Update

SOUTH SAN FRANCISCO, Calif., Feb. 9, 2018 – Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, announced today it has reached an understanding with the CAS Group under which East Hill, a major shareholder in Aviragen, will support the merger between Vaxart and Aviragen.

“We are committed to creating significant value for all our shareholders as evidenced by the amended terms of the merger that were recently announced” said Wouter W. Latour, M.D., chief executive officer of Vaxart. “We would to thank all those who helped in that process, including in particular the current Vaxart shareholders.”

“We look forward to building a long term relationship with East Hill, as with all our shareholders, and greatly appreciate their support.”

About Vaxart

Vaxart is a clinical-stage company focused on developing oral recombinant protein vaccines based on its proprietary oral vaccine platform. Vaxart’s oral vaccines are designed to generate broad and durable immune responses that protect against a wide range of infectious diseases and may be useful for the treatment of chronic viral infections and cancer. Vaxart’s oral vaccines are administered using a convenient room temperature-stable tablet, rather than by injection. Vaxart believes that tablet vaccines are easier to distribute and administer than injectable vaccines, and have the potential to significantly increase vaccination rates. Vaxart’s development programs include oral tablet vaccines are designed to protect against norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immuno-oncology indication. For more information, please visit www.vaxart.com.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements about Vaxart Inc. and its business, strategy and plans, including but not limited to statements regarding its clinical drug development activities, clinical results and trial designs. All statements other than statements of historical facts included in this press release are forward looking statements. The words “believes”, “may,” “can,” “plans,” “estimates,”“will,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those anticipated. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by applicable law or regulation, Vaxart undertakes no obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

Additional Information and Where to Find It

In connection with a proposed strategic merger of Aviragen Therapeutics (Nasdaq: AVIR) and Vaxart, Aviragen has filed relevant materials with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4, as amended. Investors may obtain the proxy statement/prospectus, as well as other filings containing information about Aviragen, free of charge, from the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Aviragen by directing a written request to: Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Aviragen and its directors and executive officers and Vaxart and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Aviragen in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Aviragen is also included in Aviragen Annual Report on Form 10-K for the year ended December 31, 2016. This document is available free of charge at the SEC web site (www.sec.gov) and from Investor Relations at Aviragen at the address set forth above.

# # #

CONTACT:

Katie Hogan
W2O
415-658-9745
khogan@wcgworld.com

Emery Dora
Vaxart, Inc.
650-550-3514
edora@vaxart.com

Exhibit B

Aviragen Press Release

(See attached.)

PRESS RELEASE

IMMEDIATE RELEASE

Aviragen Adjourns Special Meeting of Stockholders to Allow Stockholders to Consider Improved Merger Deal Terms

CAS Group Supports Improved Deal

Company Currently has Sufficient Votes to Approve Merger

ATLANTA, Feb. 9, 2018 (GLOBE NEWSWIRE) – Aviragen Therapeutics, Inc. (NASDAQ: AVIR) today announced that the reconvened Special Meeting of Stockholders has been further adjourned to 10:00 AM, EST on February 13, 2018 in order to provide the Company’s stockholders additional time to consider the revised deal terms announced on February 7, 2018. The new terms provide Aviragen shareholders with a significantly greater share of the combined company that will result from its merger with Vaxart, Inc. Current Aviragen shareholders will now receive 49% of the combined company, a 22.5% increase over the original deal.

The Company filed a Form 8-K on February 7, 2018, which describes the improved deal terms and the updated Proforma Condensed Combined Financial Information. It can be accessed at the following link:

https://www.sec.gov/Archives/edgar/data/72444/000143774918001951/avir20180207_8k.htm

It was also announced today that the CAS Group has agreed to support the merger of the Company and Vaxart. The CAS Group has agreed at the Special Meeting to exercise all of the voting rights of the shares of Common Stock held by the CAS Group (a) in favor of the issuance of shares of Common Stock to the stockholders of the Vaxart pursuant to the terms of the Merger Agreement and (b) in favor of the reverse stock split and (c) otherwise in accordance with the recommendation of the board of directors of Aviragen (the “Board”) on each other proposal set forth in the Company’s proxy statement. In addition, the CAS Group agreed to withdraw its nomination of directors in connection with the next annual meeting of stockholders of the Company and agreed to vote all shares of Common Stock held by the CAS Group at the Annual Meeting in favor of the directors nominated for election by the Board. The Company has agreed to reimburse the CAS Group for its reasonable out-of-pocket expenses up to $200,000 related to, among other things, its solicitation in connection with the Special Meeting.. The agreement will be available as an exhibit on Form 8-K to be filed later today.

Aviragen Therapeutics 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

The Aviragen Board of Directors unanimously recommends that stockholders vote FOR ALL of the proposals associated with the proposed merger with Vaxart. Stockholders of record at the close of business on January 2, 2018 are entitled to and are being requested to vote. If a stockholder has already submitted their proxy card and does not wish to change their vote, no further action is required at this time.

Aviragen encourages stockholders that have not yet voted their shares to vote by 11:59 pm EST on February 12, 2018. Each vote is extremely important, no matter how many or how few shares are owned. The affirmative vote of the holders of a majority of the shares of Aviragen common stock properly cast at the Aviragen Special Meeting, presuming a quorum is present, is required to approve the proposed merger. Please take a moment to vote FOR the proposals necessary to approve the proposed merger today – by telephone, by Internet or by signing, dating and returning the WHITE proxy card. Please discard any BLUE proxy card you may receive from the CAS Group.

Stockholders with questions or requiring assistance voting their shares should contact Aviragen’s proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 967-5074. Each vote is extremely important, no matter how many or how few shares are owned.

About Aviragen Therapeutics

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. It has three Phase 2 clinical stage compounds: BTA074 (teslexivir), an antiviral treatment for condyloma caused by human papillomavirus types 6 and 11; vapendavir, a capsid inhibitor for the prevention or treatment of rhinovirus (RV) upper respiratory infections; and BTA585 (enzaplatovir), a fusion protein inhibitor in development for the treatment of respiratory syncytial virus infections. Aviragen also receives royalties from marketed influenza products, Relenza® and Inavir®. For additional information, please visit www.aviragentherapeutics.com.

Aviragen Therapeutics® is a registered trademark. Relenza® is a registered trademark of GlaxoSmithKline Pharmaceuticals, Ltd., and Inavir® is a registered trademark of Daiichi Sankyo Company, Ltd.

Aviragen Therapeutics 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

Forward Looking Statements

This press release contains forward-looking statements about Aviragen Therapeutics, Inc. and Vaxart Inc., and their respective businesses, business prospects, strategy and plans, including but not limited to statements regarding anticipated preclinical and clinical drug development activities, timelines and market opportunities; the combined company being well-funded to advance its programs; the potential of Vaxart’s flu vaccine to produce better efficacy and in a timely manner; and the combined company’s ability to accelerate development of Vaxart’s vaccine candidates and generate near and long term value for stockholders. All statements other than statements of historical facts included in this press release are forward looking statements. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions or other words of similar meaning are intended to identify those assertions as forward looking statements. These forward looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation: the risk that the conditions to the closing of the merger are not satisfied, the failure to timely or at all obtain stockholder approval for the merger; uncertainties as to the timing of the consummation of the merger and the ability of each of Aviragen and Vaxart to consummate the merger; risks related to Aviragen’s ability to correctly estimate its operating expenses and its expenses associated with the merger; risks related to the market price of Aviragen’s common stock relative to the exchange ratio; the ability of Aviragen or Vaxart to protect their respective intellectual property rights; competitive responses to the merger; unexpected costs, charges or expenses resulting from the merger; and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger. The vaccine candidates that Vaxart develops may not progress through clinical development or receive required regulatory approvals within expected timelines or at all. In addition, future clinical trials may not confirm any safety, potency or other product characteristics described or assumed in this press release and such vaccine candidates may not successfully commercialized. Additional factors that may cause actual results to differ materially from such forward looking statements include those identified under the caption “Risk Factors” in the documents filed by Aviragen with the Securities and Exchange Commission from time to time, including its Proxy/Prospectus on Form S-4, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by applicable law or regulation, neither Aviragen nor Vaxart undertakes any obligation to update the forward-looking statements included in this press release to reflect subsequent events or circumstances.

Additional Information About the Merger and Where to Find It

In connection with the proposed strategic merger, Aviragen and Vaxart have filed relevant materials with the Securities and Exchange Commission, or the SEC, including a registration statement on Form S-4, as amended, that contains a prospectus and a joint proxy statement. Investors may obtain the proxy statement/prospectus, as well as other filings containing important information about Aviragen, Vaxart and the merger, free of charge at the SEC’s web site (www.sec.gov). In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Aviragen by directing a written request to: Aviragen Therapeutics, Inc. 2500 Northwinds Parkway, Suite 100, Alpharetta, GA 30009, Attention: Corporate Secretary or delivered via email to investors@aviragentherapeutics.com. Investors and security holders are urged to read the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Aviragen Therapeutics 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

Participants in the Solicitation

Aviragen and Vaxart and their respective directors and officers and certain of their other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Aviragen in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger are included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Aviragen is also included in Aviragen’s Annual Report on Forms 10-K for the year ended June 30, 2017, filed with the SEC on September 1, 2017, and the Form 10-K/A filed with the SEC on October 20, 2017. These documents are available free of charge from the sources indicated above.

Contacts

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

Kristian Klein

D.F. King & Co., Inc.

(212) 232-2247

Winnie Lerner / Nick Leasure

Finsbury

(646) 805-2855

Aviragen Therapeutics 2500 Northwinds Parkway, Suite 100 Alpharetta, GA 30009 Tel: (678) 221-3343

Exhibit C

CAS Press Release

(See attached.)

FOR IMMEDIATE RELEASE

February 9, 2018

CAS GROUP SUPPORTS IMPROVED VAXART MERGER AND ENTERS INTO AGREEMENT WITH AVIRAGEN

SUWANEE, GA & PETERBOROUGH, NH, February 9, 2018 – Digirad Corporation, East Hill Management Company, LLC, and Thomas M. Clay (collectively with certain other participants in the solicitation, the “Concerned Aviragen Shareholders Group”, the “CAS Group”, “we” or “us”), who are significant stockholders of Aviragen Therapeutics, Inc., a Delaware corporation (“Aviragen”, “AVIR” or the “Company”) (NASDAQ: AVIR), with collective beneficial ownership of approximately 8.3% of AVIR’s outstanding shares of common stock (the “Common Stock”), today announced that it has carefully reviewed and considered the improved terms of the proposed merger (the “Merger”) between the Company and Vaxart, Inc. (“Vaxart”) recently announced by the Company and that, in light of these recent developments, the CAS Group is now in support of the Merger. The Company previously announced that the special meeting (the “Special Meeting”) of Aviragen stockholders, originally scheduled for February 6, 2018, was adjourned to February 9, 2018. We anticipate that the Company will further adjourn the Special Meeting to February 13, 2018. The new deal terms were set forth in the Amendment No. 1 to the Agreement and Plan of Merger and Reorganization, dated as of October 27, 2017 (as amended and may be amended, modified or amended and restated from time to time, the “Merger Agreement”), by and among the Company, Agora Merger Sub, Inc. and Vaxart, filed by the Company with the U.S. Securities and Exchange Commission on February 7, 2018.

The CAS Group also announced that it has entered into a Settlement Agreement (the “Agreement”) with the Company and Vaxart in connection with the Special Meeting. Pursuant to the Agreement, among other things, the CAS Group agreed at the Special Meeting to exercise all of the voting rights of the shares of Common Stock held by the CAS Group (a) in favor of the issuance of shares of Common Stock to the stockholders of the Vaxart pursuant to the terms of the Merger Agreement and (b) in favor of the reverse stock split and (c) otherwise in accordance with the recommendation of the board of directors of Aviragen (the “Board”) on each other proposal set forth in the Company’s proxy statement. In addition, pursuant to the Agreement, the CAS Group withdrew its nomination of directors in connection with the next annual meeting of stockholders of the Company and agreed to vote all shares of Common Stock held by the CAS Group at the Annual Meeting in favor of the directors nominated for election by the Board. Pursuant to the Agreement, the Company agreed to reimburse the CAS Group for its reasonable out-of-pocket expenses in connection with, among other things its solicitation in connection with the Special Meeting, not to exceed $200,000.

The CAS Group will vote all proxies it has received from Aviragen stockholders at the Special Meeting pursuant to the instructions provided by such stockholders.

YOU MAY REVOKE ANY PROXY BY SIGNING, DATING AND RETURNING A NEW PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE SPECIAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE SPECIAL MEETING TO THE CAS GROUP, C/O INVESTORCOM, WHICH IS ASSISTING IN THIS SOLICITATION, OR TO THE SECRETARY OF AVIRAGEN, OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

If you have any questions, require assistance in voting your BLUE proxy card,

or need additional copies of the CAS Group’s proxy materials,

please contact InvestorCom at the phone numbers listed below.

65 Locust Avenue, Suite 302

New Canaan, CT  06840

Shareholders call toll free at (877) 972-0090

Banks and Brokers may call collect at (203) 972-9300

You may find more information at:

www.icommaterials.com/CAS

About Digirad Corporation

Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers through the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment. For more information, please visit www.digirad.com.

About East Hill Management Company

East Hill Management Company, LLC is a registered investment adviser with the U.S. Securities and Exchange Commission.

Investor Contact:

John Glenn Grau

InvestorCom

(203) 295-7841

jgrau@investor-com.com